Exhibit 10.76

WILSON BANK & TRUST

Executive Survivor Income Agreement

This Executive Survivor Income Agreement is made this 1st day of June, 2020, by and between Wilson Bank & Trust with its main office in Lebanon, Tennessee, (“Bank”), and KAYLA HAWKINS (“Executive”).

Whereas, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide benefits to the Executive’s beneficiary(ies) if the Executive dies prior to terminating employment. The Bank will pay the benefits from its general assets, but only so long as one of its general assets is a life insurance policy on the Executive’s life.

Whereas, this Agreement is designed primarily for purposes of providing benefits for a select group of management and highly compensated employees of the Bank and is intended to qualify as a “top hat” plan under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive hereby agree as follows.

1.
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.
Termination of Employment means that the Executive shall have ceased to be actively employed by the Bank for any reason whatsoever. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive’s employment, the Bank shall have the sole and absolute right to decide the dispute.

1.2.
Notwithstanding the definition of Termination of Employment in Paragraph 1.1, a Termination of Employment shall not have occurred if the Executive continues service to the Bank as a member of the Board of Directors.

2.
Entitlement to Benefit

2.1.
Pre-Termination Survivor Income Benefit. If the Executives dies prior to Termination of Employment, the Bank shall pay to the Director’s designated beneficiary in a single lump sum the survivor income benefit described in Paragraph 2.3.

2.2.
Contingency for Payment. The Bank will pay the benefits from its general assets, but only so long as one of the Bank’s general assets is an enforceable life insurance policy on the Executive’s life that was issued by Massachusetts Mutual Life Insurance Company and North American Company for Life and Health Insurance.

2.3.
Amount of Benefits. If the Executive dies prior to Termination of Service, the Bank shall pay the amount shown on Schedule A, attached to this Agreement. Any payments hereunder shall be paid to the Executive’s beneficiary(ies) in a single lump sum within 60 days after the Executive’s death.

3.
Beneficiaries

3.1.
Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

3.2.
Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

4.
General Limitations

4.1.
Termination. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Termination of Service occurs as defined in Paragraph 1.1 above.

4.2.
Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

4.3.
Removal. Notwithstanding any provision of this Agreement to the contrary, if the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), or is terminated for cause, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order or Termination for Cause. Termination for Cause means the Bank has terminated the Executive’s employment for any of the following reasons:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c) Fraud, disloyalty, or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Bank.

4.4.
Insolvency. Notwithstanding any provision of this Agreement to the contrary, if the Department of Banking appoints the Federal Deposit Insurance Corporation as receiver for the Bank all obligations under this Agreement shall terminate as of the date of the Bank’s declared insolvency.

5.
Claims and Review Procedures

5.1.
Claims Procedure. A participant or beneficiary (claimant) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

(a) Initiation: Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

(b) Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(c) Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

i. The specific reasons for the denial;

ii. A reference to the specific provisions of the Agreement on which the denial is based;

iii. A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

iv. An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

v. A statement of the claimant’s right to bring a civil action under ERISA (Employee Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

5.2.
Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

(a) Initiation: Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

(b) Additional Submissions: Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(e) Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

i. The specific reasons for the denial;

ii. A reference to the specific provisions of the Agreement on which the denial is based;

iii. A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

iv. A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.
Miscellaneous

6.1.
Amendments and Termination. The Bank may amend or terminate this Agreement at any time. In addition, the Bank may modify Schedule A at its sole discretion.

6.2.
Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

6.3.
No Guarantee of Employment. This Agreement is not a contract of employment. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

6.4.
Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

6.5.
Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

6.6.
Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the state of Tennessee, without giving effect to the principles of conflict of laws of such state.

6.7.
Unfunded Arrangement. The Executive’s beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Bank to which the Executive and the Executive’s beneficiary(ies) have no preferred or secured claim.

6.8.
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive’s beneficiary by virtue of this Agreement other than those specifically set forth herein.

6.9.
Administration. The Bank shall have all powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting the provisions of the Agreement;

(b) Establishing and revising the method of accounting for the Agreement;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

6.10.
Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

6.11.
Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, not held so invalid and the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with the law.

6.12.
Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

6.13.
Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a) If to the Bank, to:
Wilson Bank & Trust
ATTN: Lisa Pominski
PO 768
Lebanon, TN 37088

(b) If to the Executive, to:

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank Officer have signed this Agreement.

Executive:		Bank:

By:	/s/ Kayla Hawkins	By:	/s/ John C. McDearman III
	KAYLA HAWKINS		Wilson Bank & Trust

Its:		Its:	CEO
(Signature of Executive)

SCHEDULE A

KAYLA HAWKINS
Age	Benefit Amount
33	250,000
34	250,000
35	250,000
36	250,000
37	250,000
38	250,000
39	250,000
40	250,000
41	250,000
42	250,000
43	250,000
44	250,000
45	250,000
46	250,000
47	250,000
48	250,000
49	250,000
50	250,000
51	250,000
52	250,000
53	250,000
54	250,000
55	250,000
56	250,000
57	250,000
58	250,000
59	250,000
60	250,000
61	250,000
62	250,000
63	250,000
64	250,000
65	250,000
66	250,000
67	250,000
68	250,000
69	250,000
70	0

WILSON BANK & TRUST

EXECUTIVE SURVIVOR INCOME AGREEMENT

DESIGNATION OF BENEFICIARY

KAYLA HAWKINS_______________________________

Definitions:

Primary Beneficiary means the person(s) who will receive the Benefits in the event of the Executive’s death. Proceeds will be divided in equal shares if multiple primary beneficiaries are named, unless otherwise indicated. If percentages are listed, the total must equal 100%.

Contingent Beneficiary means the person(s) who will receive the Benefits if the primary beneficiary is not living at the time of the Executive’s death.

Trust as Beneficiary Designation can be done by using the following written statement: “To [name of trustee, trustee of the [name of trust], under a trust agreement dated [date of trust].”

Primary Beneficiary DOB Social Security # Address % of Proceeds

____________________ ____ _______________ ___________________________ _______

____________________ ____ _______________ ___________________________ _______

Contingent Beneficiary DOB Social Security # Address % of Proceeds

____________________ ____ _______________ ___________________________ _______

____________________ ____ _______________ ___________________________ _______

The undersigned employee acknowledges that Wilson Bank & Trust (“Bank”) is providing this Death Benefit subject to the terms and conditions of the Agreement entered into with Executive.

Executive's Signature	Date

Acknowledged Receipt by the Bank:

Officer	Date

This beneficiary designation supersedes all previously executed beneficiary designations.